                                                      --------------------------
                            UNITED STATES                    OMB APPROVAL
                  SECURITIES AND EXCHANGE COMMISSION  --------------------------
                                                        OMB Number: 3235-0145
                       WASHINGTON, D.C. 20549         --------------------------
                                                      Expires: December 31, 2005
                                                      --------------------------
                                                      Estimated average burden
                             SCHEDULE 13G             hours per response...11
                                                      --------------------------


              UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.  )*


                         Pioneer Companies, Inc.
--------------------------------------------------------------------------------
                            (Name of Issuer)

                    Common Stock     $.01 Par Value
--------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               7236433006
            --------------------------------------------------------
                             (CUSIP Number)

                            December 31, 2002
--------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   /X/       Rule 13d-1(b)

   / /       Rule 13d-1(c)

   / /       Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745(12-02)

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CUSIP NO.  7236433006
         --------------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Schroder Credit Renaissance Fund L.P.                      13-4157833
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only



-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization                         United States



-------------------------------------------------------------------------------
Number of Shares           (5) Sole Voting Power                 123,189 shares
Beneficially Owned by
Each Reporting Person
With:                      ----------------------------------------------------
                           (6) Shared Voting Power                         None


                           ----------------------------------------------------
                           (7) Sole Dispositive Power           123,189 shares


                           ----------------------------------------------------
                           (8) Shared Dispositive Power                    None


-------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person 123,189 shares



-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)                    1.23%



-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)             Investment Advisor


-------------------------------------------------------------------------------

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CUSIP NO.  7236433006
         --------------


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Schroder Credit Renaissance Fund Limited
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only



-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization                               Bermuda



-------------------------------------------------------------------------------
Number of Shares           (5) Sole Voting Power                 699,501 shares
Beneficially Owned by
Each Reporting Person
With:                      ----------------------------------------------------
                           (6) Shared Voting Power                         None


                           ----------------------------------------------------
                           (7) Sole Dispositive Power            699,501 shares


                           ----------------------------------------------------
                           (8) Shared Dispositive Power                    None


-------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person 699,501 shares




-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)                     7.0%



-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)             Investment Advisor


-------------------------------------------------------------------------------

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ITEM 1.
     (a)   Name of Issuer

           Pioneer Companies, Inc.
           --------------------------------------------------------------------
     (b)   Address of Issuer's Principal Executive Offices
           700 Louisiana Street
           Suite 4300
           Houston, Texas 77002
           --------------------------------------------------------------------

ITEM 2.
     (a)   Name of Person Filing

           Julian Schroeder
           --------------------------------------------------------------------
     (b)   Address of Principal Business Office or, if none, Residence
           400 Madison Avenue
           New York, NY 10017
           --------------------------------------------------------------------
     (c)   Citizenship

           United States
           --------------------------------------------------------------------
     (d)   Title of Class of Securities

           Common Stock $.01 Par Value
           --------------------------------------------------------------------
     (e)   CUSIP Number

           7236433006
           --------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o)

           (b)  [ ] Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c)

           (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

           (e) [X] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)

           (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F)

           (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G)

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).


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           (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          Total Amount of
            Shares                  822,690 Shares

          Total percentage             8.23%

     INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE Section 240.13(d)(1).

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

INSTRUCTION: Dissolution of a group requires a response to this item.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

     If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     If a group has filed this schedule pursuant to Section 240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Section 240.13d-1(c) or
Section 240.13d-1(d), attach an exhibit stating the identity of each member of the group.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by member of the group, in their individual capacity, See Item 5.

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ITEM 10.  CERTIFICATION

     (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   1/14/03
                                     -------------------------------------
                                                     Date

                                                  /s/
                                     -------------------------------------
                                                   Signature

                                                Julian Schroeder
                                     -------------------------------------
                                                   Name/Title

                                                   Principal
                                        Credit Renaissance Partners LLC

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer of general parter of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.
SEE Section 240.13d-7 for other parties for whom copies are to be sent.


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
           FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)